Exhibit 99.1

QWEST COMMUNICATIONS INTERNATIONAL INC.

QUARTERLY OPERATING REVENUE

(Unaudited)

	2007	2006				2005
	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
	(Dollars in millions)
Wireline services revenue:
Mass markets:
Voice services
Local voice	$952	$966	$992	$1,017	$1,029	$1,035	$1,039	$1,060	$1,063
Long-distance	163	162	162	161	155	152	142	133	135
Access services	1	1	1	1	1	2	2	2	2

Total voice services	1,116	1,129	1,155	1,179	1,185	1,189	1,183	1,195	1,200
Data, Internet and video services	278	253	225	206	191	174	161	147	144

Total mass markets wireline services	1,394	1,382	1,380	1,385	1,376	1,363	1,344	1,342	1,344

Business:
Voice services
Local voice	283	298	305	309	314	311	321	320	320
Long-distance	137	133	138	139	144	138	139	145	146
Access services	—	—	—	—	—	1	1	1	1

Total voice services	420	431	443	448	458	450	461	466	467
Data, Internet and video services	579	593	581	581	583	584	621	561	539

Total business wireline services	999	1,024	1,024	1,029	1,041	1,034	1,082	1,027	1,006

Wholesale:
Voice services
Local voice	159	161	169	175	177	180	184	195	198
Long-distance	250	265	272	262	260	268	272	269	277
Access services	133	131	138	132	145	159	156	179	158

Total voice services	542	557	579	569	582	607	612	643	633
Data, Internet and video services	363	375	360	337	328	329	323	317	329

Total wholesale wireline services	905	932	939	906	910	936	935	960	962

Total wireline services revenue	3,298	3,338	3,343	3,320	3,327	3,333	3,361	3,329	3,312
Wireless services revenue	139	141	135	142	139	138	131	132	126
Other services revenue	9	9	9	10	10	9	12	9	11

Total operating revenue	$3,446	$3,488	$3,487	$3,472	$3,476	$3,480	$3,504	$3,470	$3,449